Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 29, 2009

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED SALES AND

EARNINGS IN SECOND QUARTER RESULTS

PRYOR, OKLAHOMA (July 29, 2009) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended June 30, 2009 of $3.8 million, or $0.55 per diluted share, a fourth consecutive quarterly record, compared with $887,000, or $0.14 per diluted share, in the same period in 2008. Net income was $6.6 million, or $0.97 per diluted share, for the first six months of 2009, an increase of $5.1 million compared to net income of $1.5 million, or $0.23 per diluted share, reported for the first half of 2008.

Three-month period ended June 30, 2009

Net sales increased 8%, to $24.1 million in the quarter ended June 30, 2009, compared to $22.3 million in the same period of 2008. Net sales of converted product increased in the quarter ended June 30, 2009 by $5.1 million, or 29% to $22.5 million compared to $17.4 million in the same period last year. Net sales of parent rolls decreased $3.3 million or 68% to $1.6 million in the quarter ended June 30, 2009 compared to $4.9 million in the same period last year. The increase in net sales of converted product is primarily the result of a 19% increase in the net selling price per ton of converted product shipments and a 9% increase in converted tons sold. Net sales of parent rolls were negatively affected by a 58% decrease in parent roll tonnage shipped and a 22% decrease in the net selling price.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $4.2 million to $6.6 million in the quarter ended June 30, 2009, a fourth consecutive quarterly record, compared to $2.4 million in the prior year quarter. As a percent of net sales, EBITDA was 27.3% in the 2009 quarter compared with 10.8% in the 2008 quarter.

Gross profit for the second quarter of 2009 was $7.8 million, an increase of $4.7 million or 151% when compared with a gross profit of $3.1 million in the comparable prior year quarter. Gross profit as a percent of net sales increased to 32% in the second quarter of 2009 compared to 14% for the same period in 2008. As a percent of net sales, gross profit increased primarily due to lower paper and energy costs, higher converted product selling prices, increased converted product shipment volumes and lower converting direct labor costs. These factors were partially offset by higher converting overhead costs. The increased converted product shipment volume contribute to the improved gross profit percentage by reducing the amount parent roll sales we have available to sell in the open market, which generally carry a lower gross profit margin than those realized on converted product sales.

Selling, general and administrative expenses in the second quarter of 2009 totaled $2.1 million, an increase of $600,000, or 40%, when compared with selling, general and administrative expenses of $1.5 million in the second quarter of 2008. Higher costs associated with stock option expense primarily due to a higher market price of the Company’s stock, accruals under the incentive bonus plan, increased commissions on converted product and costs associated with additions to our senior management team were the primary reasons for the increase. As a percent of net sales, selling, general and administrative expenses increased to 8.6% for the quarter ended June 30, 2009, compared to 6.7% in the prior year quarter.

Interest expense for the second quarter of 2009 totaled $135,000 compared to interest expense of $320,000 in the same period in 2008. This decrease is mainly driven by lower LIBOR interest rates and lower margins over LIBOR, and to a lesser extent a lower average borrowing balance.

As of June 30, 2009, the full year effective tax rate is estimated to be 34.6%. As a result, the effective rate for the second quarter of 2009 was 32.7%.

Six-month period ended June 30, 2009

Net sales increased 12%, to $47.8 million in the six months ended June 30, 2009, compared to $42.6 million in the same period of 2008. Net sales of converted product increased for the six months ended June 30, 2009, by $9.1 million, or 26% to $43.6 million compared to $34.5 million in the same period last year. Net sales of parent rolls decreased $3.9 million or 48% to $4.2 million in the quarter ended June 30, 2009 compared to $8.1 million in the same period last year.

EBITDA increased $7.5 million to $12.0 million in the six months ended June 30, 2009, compared to $4.5 million in the first six months of 2008. As a percent of net sales, EBITDA was 25.1% in the 2009 year-to-date period compared with 10.5% in the 2008 period.

Gross profit for the six months ended June 30, 2009 was $14.3 million, an increase of $8.5 million, or 145%, when compared with a gross profit of $5.8 million in the comparable prior year period. Gross profit as a percent of net sales increased to 29.9% in the 2009 period compared to 13.6% for the same period in 2008. As a percent of net sales, gross profit increased primarily due to the lower paper costs, higher selling prices, higher converted product shipment volumes and lower converting direct labor costs being partially offset by higher converting overhead costs. The increased converting shipment volume contributes to the improved gross profit percentage as discussed above.

Selling, general and administrative expenses in the six months ended June 30, 2009 totaled $3.9 million, an increase of $1.0 million, or 36%, when compared with selling, general and administrative expenses of $2.9 million in the same period of 2008. Increased accruals under the Company’s incentive bonus plan, costs associated with additions to our senior management team, an increase in stock option expense primarily due to a higher market price of the Company’s stock, and increased commission expenses related to higher converted product sales accounted for most of the variance. As a percent of net sales, selling, general and administrative expenses increased to 8.2% for the six-month period ended June 30, 2009 compared to 6.8% in the prior year period.

Interest expense for the six-month period ended June 30, 2009 totaled $294,000 compared to interest expense of $731,000 in the same period in 2008. Lower LIBOR rates, lower margins over LIBOR, and to a lesser extent, lower average bank borrowings drove the decreased expense.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer, stated, “I am very pleased with the record earnings and sales this quarter. Our financial performance continues to strengthen our balance sheet. We are excited about the future here at Orchids as we continue to grow our business. To that end, we have several projects underway, including the construction of a new warehousing complex that will be located adjacent to the converting plant. We are also evaluating the addition of another converting line.”

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its second quarter earnings at 11:00 a.m. (ET) on Thursday, July 30. All interested parties may participate in the teleconference by calling 888 268 4180 and providing passcode 10695805. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial-in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) net debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of net debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 12, 2009.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements. About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Converted Product Net Sales	$22,533	$17,380	$43,591	$34,498
Parent Roll Net Sales	1,598	4,935	4,180	8,092
Net Sales	$24,131	$22,315	47,771	$42,590
Cost of Sales	16,303	19,193	33,511	36,779
Gross Profit	7,828	3,122	14,260	5,811
Selling, General and Administrative Expenses	2,087	1,491	3,917	2,876
Operating Income	5,741	1,631	10,343	2,935
Interest Expense	135	320	294	731
Other Income	(1)	(5)	(4)	(6)
Income Before Income Taxes	5,607	1,316	10,053	2,210
Provision for Income Taxes	1,832	429	3,481	712
Net Income	$3,775	$887	$6,572	$1,498

Net income per share:
Basic	$0.58	$0.14	$1.02	$0.24
Diluted	$0.55	$0.14	$0.97	$0.23

EBITDA Reconciliation:
Net Income	$3,775	$887	$6,572	$1,498
Plus: Interest Expense	135	320	294	731
Plus: Income Tax Expense	1,832	429	3,481	712
Plus: Depreciation	834	772	1,638	1,526
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$6,576	$2,408	$11,985	$4,467

Operating Data:
Total Tons Shipped	12,297	14,226	24,726	27,188
Net Selling Price per Ton	$1,962	$1,569	$1,932	$1,566
Total Paper Cost per Ton Consumed	$642	$814	$664	$809
Total Paper Cost	$8,189	$11,580	$17,289	$22,133

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$5,278	$4,021	$9,997	$3,706
Investing Activities	$(5,856)	$(2,377)	$(7,145)	$(2,736)
Financing Activities	$820	$(1,386)	$(1,069)	$(712)

	As of
	June 30,	December 31,
Balance Sheet Data:	2009	2008
Cash Plus Short Term Investments	$4,294	$11
Working Capital	$8,710	$3,453
Net Property, Plant and Equipment	$63,666	$60,659
Total Assets	$83,202	$74,482
Total Debt	$22,631	$24,065
Total Stockholders' Equity	$40,934	$33,562

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2009	2008
Current Portion Long Term Debt	$3,363	$2,998
Long Term Debt	19,268	21,067
Total Debt	$22,631	$24,065
Less Cash	(1,794)	(11)
Less Short Term Investments	(2,500)	–
Net Debt	$18,337	$24,054